EXHIBIT 10.7
THIRD AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Third Amendment (the “Amendment”) is entered into as of December 12, 2008 (the “Effective Date”) as an amendment to the Amended and Restated Employment Agreement entered into by and between Tesoro Corporation (the “Company”) and Bruce A. Smith (the “Executive”) as of December 3, 2003, as subsequently amended (the “Agreement”).
     In consideration of the mutual promises, covenants and conditions set forth herein, including but not limited to Executive’s employment and the payments and benefits described herein, the sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:
     1. Section 4 of the Agreement is hereby amended by deleting the first paragraph of subsection (f) thereof to read as follows:
     (f) SUPPLEMENTAL ANNUAL RETIREMENT BENEFIT. Executive shall be entitled to participate in the Company’s Amended and Restated Executive Security Plan as currently in effect or as amended hereafter, but excluding any such amendment which would reduce Executive’s benefits thereunder, and shall receive a benefit upon his Separation from Service for any reason, other than for Cause, in an amount calculated under such plan using the greater of (i) his actual “Service” or (ii) 20 years of “Service” and payable in the form of a lump sum payable first day of the seventh (7th) calendar month following Executive’s Separation from Service, determined using the actuarial equivalent of an unreduced single life annuity with a 50% right of survivorship to his current spouse, Gail H. Smith if she survives Executive.
     2. Section 19 of the Agreement is hereby amended by inserting the following subsection (f) to read as follows:
     (f) DEFERRED COMPENSATION. This Agreement is, to the extent applicable, intended to meet the requirements of Section 409A of the Code and shall be administered, construed and interpreted in a manner that is intended to meet those requirements. Notwithstanding any provision of this Agreement to the contrary, for purposes of determining the timing of any payment under this Agreement that is subject to Code Section 409A and is required to be made upon the Executive’s termination of employment, the Executive’s employment shall not be considered terminated until he has experienced a separation from service. For purposes of this Agreement, a “separation from service” occurs when the Company and the Executive reasonably anticipate a permanent reduction in the level of bona fide services performed by the Executive for the Company and its affiliates to 20% or less of the average level of bona fide services performed by the Executive for the Company and its affiliates (whether as an employee or an independent contractor) in the immediately preceding thirty-six (36) months. The determination of whether a separation from service has occurred shall be made by the Compensation Committee in accordance with the provisions of Section 409A.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

TESORO CORPORATION

/s/ Charles S. Parrish
Date: December 12, 2008	By: Charles S. Parrish
Title: Senior Vice President, General Counsel & Secretary

Date: December 15, 2008	/s/ Bruce A. Smith
Address: 400 Elizabeth San Antonio, Texas 78209	Bruce A. Smith, Executive